Exhibit 99.2

Daniel Hamburger, President and CEO, DeVry Inc.
Written Remarks
Senator Durbin Forum on Higher Education, August 31, 2010

Thank you Senator Durbin.  I’m honored that you asked DeVry to participate today.

I think one thing that’s been missing in these discussions are the stories of graduates and employers that find that private-sector schools deliver what they need.  I would like to briefly acknowledge some DeVry graduates and employers who are here today.

Shamsa Chaudhry earned her BA in business administration from DeVry in 2002.  She comes from an immigrant family and needed a school that would give her a quality education but give her the flexibility to work full time.  She found that DeVry enabled her to combine her creativity with technology in the digital world.  The result – she is the founder and CEO of Mojo, Inc., an interactive ad agency.

Several other DeVry and Keller graduates are also here: Vincent Bailey, Chief Technology Officer at OnShore Technology Group; Bridget Dancy, CIO for the Circuit Court of Cook County; Christopher Chwedyk, a Director at The Code Group; Dean DeBiase, Chairman of Reboot Partners; Miles Aurbeck, a programmer for Wowzers Gaming Studio; and Timothy Simmons, Vice Chair at Wagenate Development.  Thanks for being here.

Hewlett-Packard and Cisco are also here - they’re two of the largest employers nationwide of DeVry University graduates.  TransUnion, has 13 of our graduates and currently sponsors 5 interns.  And Accenture has hired over 115 DeVry University graduates.  CSA International is also here.  These are highly selective firms who need skilled employees and they’ve relied on DeVry graduates for years.

We have many more success stories like these because DeVry has such a long history.  DeVry University was founded in 1931, right here in Chicago, by Dr. Herman DeVry.  During WWII, we helped educate the military in electronics, and after the war, DeVry was one of the first schools approved for the G.I. Bill.

Today, DeVry has grown into a diversified family of institutions that offer a wide range of career-focused education, including a medical school.  In Illinois, we have DeVry University, including its Keller Graduate School of Management, and Chamberlain College of Nursing, both regionally accredited by the Higher Learning Commission.  Keller was the first private-sector school to be accredited by the HLC back in 1977. We have over 30,000 students in Illinois and over 1,100 faculty and support staff working at our 10 DeVry and 2 Chamberlain campuses in the state.  Nationwide, the institutions of DeVry Inc. have over 120,000 students, nearly 18,000 faculty and staff, and 126 campuses.

And we give back to the community.

For 20 years, we’ve provided free college courses to high school students, giving them a jump-start on their education.  Based on that success, in 2004, we worked with Arne Duncan to create the DeVry University Advantage Academy, a dual enrollment program where students earn an associate degree while finishing high school – at no cost to students.  It has a 92% graduation rate.  America’s Promise Alliance, the foundation created by General Colin Powell, has partnered with DeVry to establish the Advantage Academy in 10 other cities.

One other quick example that illustrates how we’re providing needed educational capacity.

Our country will have a shortage of one million nurses by 2020, yet we’re turning away 100 thousand qualified applicants a year due to a lack of capacity in our nation’s nursing schools.  Mayor Daley asked us to be part of the solution in Illinois, and just last month we opened a new campus of Chamberlain College of Nursing here in the city.

DeVry has thrived for nearly 80 years by delivering quality and value to our students.

When we spoke recently you asked how we measure academic quality.  There are several ways.  At DeVry University, we hold ourselves accountable to a goal: that 9 out of 10 DeVry graduates in the active job market are employed in their field of study within six months of graduation.  We don’t always hit the goal; we’ve dipped to 88% this year with the bad economy.  But since 1975 our 35-year average is more than 9 out of 10.  Another measure is test scores.  Chamberlain nursing graduates’ pass rate last year on their national licensing exams was over 90%.

You can also assess the resources we provide to achieve these results.  For example, DeVry students are assigned a success coach, and we’ve created “Student Central,” which provides a one-stop destination for academic, financial, and life-long career services.  We also offer small class sizes, hands-on labs, and full course schedules year round – so many students finish a 4-year Bachelor’s degree in 3 years.

Since we don’t have an endowment, we re-invest most of our earnings back into enhancing student services.  Last year alone, we invested over $130 million dollars on capacity and quality - new campuses, new computers, and patient simulators.  And we spent almost 4 times as much on instruction than on advertising.

We’ve always provided educational access to qualified, yet underserved students, including first in their family to go to college, working adults, and ethnic minorities.  These students are often called “non-traditional,” but they make up 75% of today’s college attendees.  DeVry has 2 campuses ranked in the top 10 schools producing African American Bachelor degrees in business administration.   We’re serving many students who otherwise wouldn’t have had the opportunity.

We recognize that some have concerns with private-sector programs.  We respect that students pay a lot of tuition and deserve value, and that taxpayer dollars are involved.  You asked for our perspective and it is this - the solution to the issues has to get it right.  It has to be based on facts and analysis, and consider the student population being served.  We must avoid unintended consequences that would penalize quality programs and in so doing reduce student access in this time of need.

Frankly, the proposed regulations are focusing on the wrong metrics.  Look no further than the Education Department (ED) report outlining loan repayment rates, whereby the Chicago Theological Seminary, Roosevelt University and most of the state’s community colleges, and even Harvard Medical School would fail the test. ED has stated there are no errors in their calculations- ok- then the problem is the methodology.

It’s not a good test if half the country’s schools would fail.  The cure is worse than the disease, it seems.  Now, we applaud the recent announcement of increased ED enforcement – that’s an appropriate way to use a scalpel, not a machete.

So the core issue is that our country’s priority today is jobs, and a key to jobs is an educated workforce.  We have a shortage of educational capacity, as we saw in the nursing example.  Our traditional colleges are great; it’s just that they were built for traditional students and they don’t have the capacity to serve either today’s need, or the 8.2 million additional graduates the President has called for by 2020.  If the proposed rules take effect, they will shut down programs and displace hundreds of thousands of students.

It’s an access-killer for education, and a job-killer for the country.

I’m not saying we should do nothing.  We support accountability and measuring performance.  Our 90% employment goal is just one example of how we hold ourselves accountable.  But, determining appropriate outcome thresholds has been a challenge for all of higher education.  We are working on an Educational Quality Index (EQI) that would include a broader and more comprehensive set of measurements, including default, completion and employment rates.  The EQI would replace cohort default rates, 90/10 and the loan repayment rate as proxies for quality and establishing eligibility.  We should measure education like we measure healthcare, through a variety of different data.  The quality of an institution of higher learning should not be judged by one single measurement.

We strive to do things in a quality way. And you have my pledge that DeVry will work with you to ensure transparency and accountability in all institutions whose students use federal financial aid.

Senator, DeVry’s Tinley Park campus asked me to give you their regards – they remember well your guest lecture in an environmental science course during your visit there.  I’d like to invite you to our campus on the north side (we have to be fair to the Cubs fans, after all), where you can see both the latest at DeVry University, and our new Chamberlain College of Nursing campus.  Our students would appreciate the opportunity to share their stories with you.

Thank you.

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